EXHIBIT 99.3

$300,000,000 Revolving Credit Facility

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 7, 2021

among

EPCO HOLDINGS, INC.,

as Borrower,

The Lenders Party Hereto

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A., WELLS FARGO SECURITIES, LLC.

BARCLAYS BANK PLC,, J.P. MORGAN SECURITIES LLC, MIZUHO BANK, LTD.,

MUFG BANK, LTD., RBC CAPITAL MARKETS

SUMITOMO MITSUI BANKING CORPORATION

TD SECURITIES (USA) LLC, THE BANK OF NOVA SCOTIA,

and TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD.,

TRUIST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

BARCLAYS BANK PLC, ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH and

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Documentation Agents

SCHEDULES:

Schedule 2.01 -- Commitments

Schedule 3.05 -- Disclosed Matters

Schedule 3.11 -- Subsidiaries

Schedule 6.01 -- Existing Indebtedness

Schedule 6.02 -- Permitted Liens

Schedule 6.05 -- Restrictive Agreements

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption

Exhibit B -- Form of Borrowing Request

Exhibit C -- Form of Interest Election Request

Exhibit D -- Form of Compliance Certificate

Exhibit E -- Form of Revolving Credit Loan Note

Exhibit F -- List of Security Instruments

Exhibit G -- Form of Commitment Increase Agreement

Exhibit H -- Form of New Lender Agreement

Exhibit I-1 -- Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)

Exhibit I-2 -- Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)

Exhibit I-3 -- Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)

Exhibit I-4 -- Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 7, 2021, among EPCO HOLDINGS, INC., the LENDERS party hereto, CITIBANK, N.A., as Administrative Agent and as Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means Citibank N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Advances” shall have the meaning set forth in Section 2.04 hereof.

“Agent Parties” has the meaning assigned to such term in Section 9.01(e).

“Agreement” means this Third Amended and Restated Credit Agreement dated as of the date first set forth above, among EPCO Holdings, Inc., the Lenders party hereto, and Citibank, N.A., as Administrative Agent and as Issuing Bank, as amended, extended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1%. and (c) the LIBO Rate for an Interest Period of one month in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (provided that clause (c) shall not be applicable during any period in which the LIBO Rate is unavailable or unascertainable). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as applicable.

“Announcements” has the meaning assigned to such term in Section 1.05.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment, as modified from time to time to reflect any assignments permitted by Section 9.04; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, the applicable rate per annum set forth in the following table under the caption “Eurodollar Spread,” “ABR Spread,” or “Commitment Fee,” as the case may be, based upon the actual Leverage Ratio applicable on such date:

Revolving Credit Loans Pricing Grid
Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee
≤ 0.50x	0.250%	1.250%	0.150%
> 0.50x to ≤ 0.75x	0.375%	1.375%	0.175%
> 0.75x to ≤ 1.25x	0.500%	1.500%	0.200%
> 1.25x to ≤ 2.00x	0.625%	1.625%	0.250%
> 2.00x	0.750%	1.750%	0.300%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, if at any time the Borrower is (a) late 29 days or less in delivering a compliance certificate as provided for in Section 5.01, any change in the Applicable Rate shall take effect on the date such compliance certificate is delivered unless such change results in a higher Applicable Rate, in which event such change shall take effect as of the date such compliance certificate was due, or (b) late 30 days or more in delivering such compliance certificate, the “Applicable Rate” shall mean the rate per annum set forth on the foregoing grid when the Leverage Ratio is at its highest level and shall take effect as of the date such compliance certificate was due; provided further, however, any change that would decrease the Applicable Rate as a result of a compliance certificate delivered 31 days or more late, shall take effect on the date such compliance certificate is delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; or if Term SOFR is not available as provided in the proviso of this definition;

(2) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment.

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to this definition would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clause (a)(1) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; and

(2) for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion (in consultation with the Borrower), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in its reasonable discretion, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in its reasonable discretion, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.14(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.14(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means EPCO Holdings, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, or any ABR Loan as to which the interest rate is determined by reference to LIBO Rate, the term “Business Day” shall also exclude any day that is not a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means Duncan shall cease to own, directly or indirectly, at least a majority (on a fully converted, fully diluted basis) of the economic interest in the capital stock of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(a), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the assets described in the Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 under “Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ initial Commitment is $300,000,000.

“Commitment Increase Agreement” has the meaning assigned to such term in Section 2.19.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.19.

“Commitments” means the aggregate amount of all of the Lenders’ Commitment.

“Common Units” means the common units of limited partner interests in the Partnership.

“Consolidated EBITDA” means for any period (without duplication) (i) Distribution Income for such period, plus (ii) other cash income received by the Borrower and its consolidated Subsidiaries during such period, minus (iii) operating lease expense for such period to the extent not already deducted in the calculation of operating income, determined in each case, on a consolidated basis in accordance with GAAP; provided, that the items referred to in the foregoing clauses (ii) through (iii) shall be determined excluding the Partnership and its subsidiaries. Consolidated EBITDA will not include any extraordinary, unusual or non-recurring gains or losses from asset sales.

“Consolidated Indebtedness” means the Indebtedness of the Borrower and its consolidated Subsidiaries determined on a consolidated basis as of any date.

“Consolidated Net Worth” means as to any Person, at any date of determination, the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, partners’ capital or equity, and retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.20(c), (i) any Lender that has failed for two or more Business Days to comply with its funding obligations under this Agreement to make a Loan or participate in a Letter of Credit or make any other payment due hereunder (each a “funding obligation”), (ii) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit and has not retracted such statement or announcement, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender (x) with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (y) that has, or its Parent Company has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(c)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, and the Lenders.

“Default Rate” shall have the meaning set forth in Section 2.12(c).

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Distribution Income” means for any period, the sum (without duplication) of (i) the amount (or value received with respect to the Partnership’s current distribution reinvestment plan) of the distributions payable with respect to such period by the Partnership or any Subsidiary to the Borrower or any wholly-owned Subsidiary of the Borrower which owns any Common Units with respect to such Common Units and which are actually made on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (ii) cash distributions or dividends received by the Borrower during such period from entities not consolidated with the Borrower.

“Documentation Agents” means Barclays Bank PLC, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, Houston Branch and The Toronto-Dominion Bank, New York Branch.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Duncan” means, collectively, individually or in any combination, (i) the estate of Dan L. Duncan, (ii) Jan E. Duncan, (iii) the descendants and heirs of Dan L. Duncan, (iv) the legatees and distributees of the estate of Dan L. Duncan, (v) voting trusts established by Dan L. Duncan, and (vi) trusts (including voting trusts) for the benefit of Jan E. Duncan, the descendants and heirs of Dan L. Duncan, legatees and distributees of the estate of Dan L. Duncan and the respective descendants, heirs, legatees and distributees of the descendants and heirs of Dan L. Duncan and their respective estates.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of both:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on or before September 29, 2021, specified in the notice referred to in the penultimate sentence of Section 4.01.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPO” means Enterprise Products Operating LLC, a Texas limited liability company.

“Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in any Person, or any warrants, options or other rights to acquire any such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or where it is resident or carrying on business, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of September 13, 2017, among Borrower, Citicorp North America, Inc., as Administrative Agent and the lenders and other agents party thereto, as amended prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof (other than for purposes of Section 2.16(f), as such Code sections, regulations and official interpretations are in effect as of the date of this Agreement).

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Enterprise Products Holdings, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.05.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; provided, that clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, further, that the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a subsidiary of such Person, shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes other than (i) Other Taxes and (ii) Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, and being in the form of attached Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means Citibank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank if the Borrower (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers and Joint Bookrunners” means Citibank N.A., Wells Fargo Securities, LLC, Barclays Bank PLC, J.P. Morgan Securities LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, The Bank of Nova Scotia, Houston Branch and Truist Securities, Inc.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued hereunder after the Effective Date pursuant to Section 2.05.

“Leverage Ratio” means the ratio of Consolidated Indebtedness as of the last day of a fiscal quarter divided by the sum of (i) Consolidated EBITDA for the four fiscal quarter period then ended (excluding Distribution Income from the calculation thereof), plus (ii) Distribution Income for such fiscal quarter multiplied by four (4). The Leverage Ratio will be re-calculated as of the end of each quarter and shall be effective upon the delivery date of the compliance certificate as provided for in Section 5.01.

“LIBO Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.14(c),

(a) for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period as administered by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, and as displayed on the Reuters screen page that displays such rate, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period and, if, for any reason, such rate is not so published then “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period, and

(b) for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as administered by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, and as displayed on the Reuters screen page that displays such rate, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a London Banking Day, then the immediately preceding London Banking Day, and if, for any reason, such rate is not so published then “LIBO Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such date of determination;

provided, with respect to clauses (a) and (b) above, (i) no Reference Bank shall be obligated or required to provide any such rate, (ii) the Administrative Agent shall receive offered rates from at least two (2) Reference Banks and shall not be required to disclose to the Borrower an individual Reference Bank’s offered rate or the identity of the Reference Banks providing such rates, and (iii) Borrower agrees that any disclosure by the Administrative Agent to the Borrower of the identity of any Reference Bank and/or any offered rate by any Reference Bank shall be kept confidential

Notwithstanding the foregoing, (x) in no event shall LIBO Rate (or any Benchmark Replacement therefor) be less than 0%, and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.14(c), in the event that a Benchmark Replacement with respect to LIBO Rate is implemented, then all references herein to LIBO Rate shall be deemed references to such Benchmark Replacement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, (i) transfer restrictions that do not prevent the valid creation of security interests in the Collateral pursuant to the Security Instruments and do not prevent foreclosure on such security interests, and (ii) operating leases, shall not constitute Liens.

“Loan Documents” means this Agreement, all promissory notes executed and delivered pursuant to Section 2.09(e), all Letters of Credit and any letter of credit agreements executed in connection therewith, the Security Instruments and the Borrowing Requests, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any Indebtedness or obligations of the Borrower or its Subsidiaries hereunder) now or hereafter entered into in connection with the Loans or any other Indebtedness under this Agreement, as such documents, instruments or agreements may be amended, supplemented, restated, or otherwise modified from time to time.

“Loans” means the Revolving Credit Loans made pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Market Value” means, for any date of calculation, the five (5) day (ending on the day immediately preceding the date of calculation) volume weighted average price of a Common Unit multiplied by the number of Common Units then pledged to the Administrative Agent as Collateral for the ratable benefit of the Lenders as of such date.

“Material Adverse Change” means a material adverse change in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole as indicated in the most recent quarterly or annual financial statements from that in effect on December 31, 2020.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means each Subsidiary that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.

“Maturity Date” means the third anniversary of the Effective Date, unless accelerated pursuant to Article VII hereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.19(b).

“New Lender Agreement” has the meaning assigned to such term in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each of its Subsidiaries arising under or in connection with this Agreement and each other Loan Document and the obligations of Borrower or any Subsidiary under any Swap Agreements owing to a Lender (including, with respect to any Swap Agreement, obligations owed under any Swap Agreement to any Person that was a Lender (or an Affiliate of a Lender) counterparty at the time such Swap Agreement was entered into).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

“Parent” means Enterprise Products Company, a Texas corporation.

“Parent Company” means, with respect to a Lender (i) the bank holding company (as defined in Federal Reserve Board Regulation Y) of such Lender, if any, (ii) with respect to a Foreign Lender, any entity which is a parent of such Foreign Lender, and/or (iii) any Person owning, beneficially or of record, directly or indirectly, a majority of the Equity Interests of such Lender.

“Participant” has the meaning set forth in Section 9.04(f).

“Participant Register” has the meaning set forth in Section 9.04(f).

“Partnership” means Enterprise Products Partners L.P., a Delaware limited partnership, or any legal successor entity thereto.

“Payment Recipient” has the meaning assigned to such term in Section 8.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a) liens existing on the Effective Date which are approved by the Administrative Agent and listed on Schedule 6.02 on property other than the Collateral;

(b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(c) liens for taxes and assessments which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower or any Subsidiary in good faith by appropriate proceedings;

(d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;

(e) any lien upon property or assets acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(f) any lien in favor of the Borrower or any Subsidiary;

(g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any Governmental Authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(k) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Borrower or any Subsidiary and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary;

(l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower or the applicable Subsidiary has not exhausted its appellate rights;

(m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower or any Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means, whether owned or leased on the date hereof or thereafter acquired, any processing or manufacturing plant or terminal owned or leased by the Borrower or any Subsidiary that is located in the United States or any territory or political subdivision thereof, excluding, however:

(i) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(ii) any such asset, plant or terminal which, in the opinion of the board of directors of the Borrower, is not material in relation to the activities of the Borrower and its subsidiaries taken as a whole.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” mean the last day of each March, June, September, and December, in each year, the first of which shall be September 30, 2021; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“Re-Allocation Date” has the meaning assigned to such term in Section 2.19.

“Reference Banks” means Citibank, N.A., and each other Lender as the Borrower, the Administrative Agent and such Lender shall agree; provided, .any Reference Bank may resign from such role at any time without the consent of the Borrower, the Administrative Agent or any other Person, and any such resignation shall be effective whether or not a replacement Reference Bank is named.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time, as adjusted pursuant to Section 2.20.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any (x) dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests issued by the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests issued by the Borrower or any option, warrant or other right to acquire any Equity Interests issued by the Borrower and (y) any loans or advances to any Person other than to a Subsidiary; provided, however, that none of the following dividends, distributions or payments or loans or advances shall constitute a Restricted Payment: (i) any dividend, distribution, payment, loan or advance made by any Subsidiary (either directly or indirectly through another Person) to the Borrower or another Subsidiary, (ii) Tax Distributions by the Borrower, (iii) distributions during any fiscal year to certain of the Borrower’s or Parent’s shareholders from time to time in an amount equal to the aggregate amount of the premiums on the life insurance policies issued to insure the life of certain of Dan L. Duncan’s descendants, but in any event not to exceed, in the aggregate for such fiscal year, $6,000,000, (iv) dividends or distributions to the shareholders of the Borrower but only to the extent that (a) such dividends or distributions are for the purpose of repaying to the Borrower all or a portion of such shareholders’ respective Tax Advances, existing from time to time, or other shareholder advances existing on the Effective Date, and (b) with respect to Tax Advances, such shareholders, immediately after receipt thereof, repay to the Borrower with such dividends or distributions (or the proceeds thereof), all or such portion of such shareholders’ respective Tax Advances, and (v) to the extent made at a time other than during the continuance of an Event of Default, loans or advances to any Person other than a Subsidiary.

“Revolving Credit Loans” means Loans made pursuant to Section 2.01.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government (including those administered by OFAC or the U.S. Department of State), or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Instruments” means the agreements or instruments described or referred to in Exhibit F, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) pursuant to Section 5.04 to secure the payment or performance of any such Indebtedness.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, as of the Effective Date at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Acquisition” has the meaning set forth in Section 6.06.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower (excluding the General Partner and the Partnership and any subsidiaries of the Partnership and the General Partner).

“Swap Agreement” means any interest rate or currency swap, rate cap, rate floor, rate collar, forward rate agreement or other exchange or rate protection agreement or any option with respect to any of the foregoing.

“Syndication Agents” means Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Truist Bank.

“Tax Advances” means investments, loans or advances to the shareholders of the Borrower to the extent that any such investments, loans or advances are (A) in substitution for and in lieu of Tax Distributions and (B) in an aggregate amount not to exceed the amount of such Tax Distributions.

“Tax Distributions” means quarterly dividends or distributions which do not exceed in the aggregate during any fiscal year an amount equal to the aggregate federal, state and local income tax liability (including any applicable minimum taxes) of the Borrower’s or the Parent’s shareholders for such year determined as if allocations from the Borrower were the only items of income, deduction, loss or credit realized by each such shareholder and by assuming that the tax rate applicable to the income (including minimum taxable income) of each shareholder was the maximum applicable tax rate for individuals in effect during such year.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier to occur of (a) the Maturity Date or (b) the date that the Commitments are terminated pursuant to Section 2.08 or Article VII.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Value” means, at the time of calculation, the aggregate amount of the Commitments (whether drawn or undrawn), taking into account at the time of calculation any partial termination of the Commitments or any increase in the Commitments pursuant to Section 2.19 made at or prior to the time of the calculation of the Threshold Value.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, any Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance by the Borrower and each Subsidiary party to a Security Instrument, of each of the Security Instruments to which they respectively are a party.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its consolidated Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.05 Rates. The interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) may be determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (“FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Loans or ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.13(c), such Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.13(c), of any change to the reference rate upon which the interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.13(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any

Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Divisions. For all purposes hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Credit Loans in dollars to the Borrower from time to time during the Availability Period applicable to Revolving Credit Loans in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (b) the sum of the total Credit Exposures exceeding the total Commitments. All amounts outstanding under the Revolving Credit Loans shall, at the option of the Borrower, be made and maintained as ABR Borrowings or Eurodollar Borrowings, or a combination thereof, bearing interest in accordance with Section 2.12(a) or Section 2.12(b), as applicable. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or elect to continue any Eurodollar Borrowing, or elect to convert any ABR Borrowing to a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, upon implementation of a Benchmark Replacement in accordance with Section 2.14, by the Reference Time with respect thereto) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Agent Advances. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time, at the request of the Required Lenders and during the continuance of an Event of Default and following the delivery by Administrative Agent of written notice to Borrower, to make Revolving Credit Loans on behalf of the Borrower which the Required Lenders, in their reasonable business judgment, deem necessary or desirable to preserve or protect the collateral or any portion thereof (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Agent Advances shall be secured by the liens in the collateral created under the Security Instruments and shall constitute ABR Borrowings and for all purposes shall be part of the Obligations hereunder.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit under the Commitment for its own account or for the account of its Parent or any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to the Issuing Bank in advance of the requested date of issuance, amendment, renewal or extension), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Article VII(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender on or prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or, if no Interest Period is so specified, of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of such Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) The Commitments shall terminate on the Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the total Credit Exposures would exceed the total Commitments. In addition to the foregoing, the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, or any Lender may have against such Defaulting Lender.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 11:00 a.m., New York City time on the proposed effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) Any termination or reduction of the Commitments pursuant to this Section 2.08 or Article VII shall be permanent.

Upon any partial termination of the Commitments from time to time if the aggregate Market Value of the Collateral is more than four (4) times the Threshold Value, all calculated as of the date of such partial termination of the Commitments, then the Administrative Agent, the Issuing Bank and the Lenders agree that promptly following such partial termination of the Commitments, a portion of the Collateral shall be released so that the Market Value of the Collateral, calculated as of the date of such partial termination of the Commitments, shall equal or exceed four (4) times the Threshold Value.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of the holders of each of the Revolving Credit Loans the then unpaid principal amount of each Revolving Credit Loan (and all accrued and unpaid interest thereon) on the Maturity Date. If the aggregate unpaid principal balance of the Revolving Credit Loans together with the outstanding Letter of Credit Obligations at any time exceeds the aggregate of all Commitments (other than pursuant to a reduction of Commitments under Article VII hereof), the Borrower shall immediately prepay the principal of the Revolving Credit Loans in an amount at least equal to such excess.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note in the amount of such Lender’s Commitment payable such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory notes are registered notes, to such payee and its registered assigns).

Section 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Revolving Credit Loans in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) Each prepayment pursuant to Section 2.10(a) shall be applied to reduce the Loan designated by Borrower or if no designation is made pro rata as to all Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or not later than 11:00 a.m., New York City time on the date of termination if all of the Commitments are being terminated), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Borrowing, or $3,000,000 in the case of a Eurodollar Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(d) All prepayments shall be payable without premium or penalty, except for compensation required by Section 2.15 and/or any other provision of this Agreement.

Section 2.11 Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the daily average unused amount of the total Commitments (calculated as the total Commitments less outstanding Revolving Credit Loans less LC Exposure), of such Lender for the period from and including the Effective Date up to, but excluding, the Termination Date at the Applicable Rate for commitment fees. Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and the Termination Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/8% per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.11(a), or Section 2.11(b), (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(a), the fees provided in Section2.11(b) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such LC Exposure cannot be so reallocated and are not cash collateralized under Section 2.20, the fees provided in Section2.11(b) will instead accrue for the benefit of and be payable to the Issuing Bank (and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section) until and to the extent such Defaulting Lender’s pro rata percentage of the LC Exposure is reallocated and/or cash collateralized.

Section 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (which is the “ABR Spread” applicable in accordance with the definition of Applicable Rate herein).

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (which is the “Eurodollar Spread” applicable in accordance with the definition of Applicable Rate herein).

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (such applicable rate being herein referred to as the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or the LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.14(d) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.

Section 2.13 Alternate Rate of Interest. Subject to clause (c) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make (in consultation with the Borrower) Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.14(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (and, upon request of the Borrower and as soon as commercially reasonable, shall) modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.14(c) shall be deemed satisfied.

Section 2.14 Illegality; Increased Costs.

(a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.10(a) or Section 2.15) in full the then outstanding principal amount of such Eurodollar Loans, together with the accrued interest thereon.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.12(f)) or the Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or any Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change to any Excluded Taxes); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(d) A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or the Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

(e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof to the extent that such period of retroactive effect is not already included in such 90-day period.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of any obligation in Section 2.16(a) or (c) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of any other obligation in this Section 2.16, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse the Administrative Agent, Issuing Bank or any Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that the Administrative Agent, Issuing Bank or Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of the Administrative Agent’s, Issuing Bank’s or Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A) and (B) and Section 2.16(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in section 7701(a)(30) of the Code,

(A) any Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty, and with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed thereby to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so

(f) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Except for a request by the Borrower under Section 2.18(b), no Foreign Lender shall be entitled to the benefits of (a) or (c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.

(h) If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments with respect to the Loans shall be made to the Administrative Agent at its offices at Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder and toward the payment of the Borrower’s obligations under any Swap Agreements, if any, owing to the Lenders or their Affiliates (and to any Person who was a Lender or an Affiliate of a Lender at the time such Swap Agreements were entered into), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements and obligations under Swap Agreements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section2.17(d) or Section 9.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12(f) or Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12(f), Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.

(b) If any Lender requests compensation under Section 2.12(f) or Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12(f) or Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.12(f) or Section 2.14 or payments required to be made pursuant to Section 2.16, such Lender shall not be entitled to receive such compensation or required payments.

Section 2.19 Increase of Commitments.

(a) If, prior to and after giving effect to any increase in the Commitments pursuant to this Section 2.19, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, Borrower may at any time and from time to time, request an increase of the aggregate Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the aggregate cumulative increase in Commitments pursuant to this Section 2.19 shall not exceed $200,000,000, (iii) the sum of the Commitments of all Lenders under this Agreement shall not exceed $500,000,000, (iv) the Commitment of any Lender may not be increased without such Lender’s consent, which consent may be withheld in such Lender’s sole and absolute discretion, and (v) the Market Value is equal to or greater than four (4) times the Threshold Value (calculated at the time of, and after giving effect to, such increase). If the conditions in clauses (i) through (v) above have been satisfied, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (c) below by notifying the Administrative Agent. Promptly and in any event within five

(5) Business Days after receipt of notice from the Borrower of its desire to offer increased Commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

(b) Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.19 shall, in each case, execute an agreement (a “Commitment Increase Agreement”), in substantially the form attached hereto as Exhibit G, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that fails to timely execute and deliver a Commitment Increase Agreement as reasonably requested by the Administrative Agent shall be deemed to have rejected Borrower’ offer to increase its Commitment. Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit H, setting forth its Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders. Nothing contained in this Section 2.19 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder.

(c) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(d) If any bank or financial institution becomes a New Lender pursuant to Section 2.19(b) or any Lender’s Commitment is increased pursuant to Section 2.19(b), additional Revolving Credit Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments, to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan(s), on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Commitments; provided, however, for purposes of Section 4.02, the making of such new Loans shall be deemed continuations of Borrowings.

(e) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

Section 2.20 Defaulting Lenders.

(a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure of such Defaulting Lender:

(i) the LC Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) each such reallocation shall be given effect only if, at the time the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (B) the sum of each Non-Defaulting Lender’s total Credit Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (C) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank), (A) Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of such LC Exposure as set forth in Section 2.20(b), or (B) make other arrangements satisfactory to the Administrative Agent and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until applied by the Administrative Agent (subject to Section 2.20(c)), to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. The application of such payments in accordance herewith shall not constitute an Event of Default or a Default and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue, if, had such payments been applied without regard hereto, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. Upon making any payment to the Administrative Agent or any Issuing Bank for the account of a Defaulting Lender, the Borrower’s obligation to pay such amount to such Defaulting Lender shall be fully discharged and such Defaulting Lender shall have no recourse to the Borrower for the payment of such amount.

(b) If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuing Bank may (except to the extent the Commitments have been fully reallocated pursuant to Section 2.20(a)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of such Letter of Credit in amount equal to 102% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c) If the Borrower, the Administrative Agent, and the Issuing Bank agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Revolving Credit Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure and LC Exposure of the Lenders to be held on a pro rata basis in accordance with their respective Commitments (without giving effect to clause (a)(i) above), whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Exposure and LC Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) filings and recordings required to perfect the Liens created under the Security Instruments, (b) will not violate any law or regulation applicable to the Borrower or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter ended June 30, 2021. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No Material Adverse Change exists.

Section 3.05 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, to the best of Borrower’s knowledge, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) To the best of Borrower’s knowledge, since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.06 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.07 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under, the Public Utility Holding Company Act of 2005.

Section 3.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect.

Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 3.11 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those listed on Schedule 3.11 hereto. As of the Effective Date, Schedule 3.11 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Borrower’s ownership of the outstanding Equity Interest of each Subsidiary directly owned by Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interest of each other Subsidiary. As of the Effective Date, Schedule 3.11 hereto lists the correct ownership of the Partnership and the General Partner.

Section 3.12 Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.13 Not a “Reportable Transaction”. The Borrower does not intend to treat the Borrowings and related Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Borrower shall cooperate in good faith with the Administrative Agent and such Lender or Lenders, as applicable, in connection with any action such parties reasonably determine is necessary to comply with such Treasury Regulations.

Section 3.14 Priority; Security Matters. The Security Instruments create valid security interests in the Collateral in favor of the Administrative Agent for the benefit of the Lenders (and any Affiliates of a Lender counterparty to any Swap Agreement related to the Obligations) securing the Obligations and constitute perfected first priority security interests in such Collateral subject to no Liens other than those permitted by subclauses (b), (c), (g), (i) and (l) of the definition of Permitted Liens, except to the extent such security interests are not perfected or do not have first priority status solely as a result of any action or inaction by the Administrative Agent or any Lender occurring after the execution and delivery of the Loan Documents.

Section 3.15 Anti-Corruption Laws; Sanctions Laws and Regulations. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Borrower and its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (a) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Borrower and its Subsidiaries with Anti-Corruption Laws or (b) that arise from actions or incidents that have been publicly disclosed by the Borrower or disclosed in writing to the Administrative Agent (with a copy to Lenders), in each case, at least twenty (20) days prior to the Effective Date). Neither the Borrower nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Borrower or any of its Subsidiaries.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied.

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the Borrower and Mayer Brown LLP, substantially in form and substance satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries party to any Loan Document, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries party to any Loan Document, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.09(e), each duly completed and executed by the Borrower.

(e) The Administrative Agent shall have received each of the Security Instruments, including those described on Exhibit F, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (a) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not, to the best of Borrower’s knowledge, have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(i) The Administrative Agent shall have received all financing statements required to perfect the Liens granted by the Security Instruments, in each case duly executed by the applicable party, and appropriate Uniform Commercial Code search reports reflecting no prior Liens, except for Permitted Liens.

(j) No event shall have occurred with respect to the Borrower and its Subsidiaries, taken as a whole, which has had, or could, to the best of Borrower’s knowledge, reasonably be expected to have, a Material Adverse Effect.

(k) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2020, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.

(l) No Default or Event of Default has occurred and is continuing.

(m) Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to it at least two (2) Business Days prior to the Effective Date.

The date on which all of the foregoing conditions have been satisfied (or waived pursuant to Section 9.02) shall be the “Effective Date.” The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder and the changes effected by this Agreement and the documents delivered in connection herewith shall not become effective until the Effective Date, and if the Effective Date has not occurred at or prior to 3:00 p.m., New York City time, on September 29, 2021, the Commitments shall automatically terminate and the Lenders shall have no further obligations to make Loans and the Issuing Bank shall have no further obligations to issue Letters of Credit.

Section 4.02 Each Credit Event. (a) The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(i) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date).

(ii) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (exclusive of continuations and conversations of a Borrowing) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (i) and (ii) of this Section.

(b) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Issuing Bank is satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination satisfactory to the Issuing Bank of the following:

(i) in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in clause (i) of Section 2.20(a);

(ii) in the case of a Defaulting Lender, without limiting the provisions of Section 2.20(b), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) in the case of a Defaulting Lender, then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance satisfactory to the Administrative Agent and to the Issuing Bank, the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.17 will be deemed adjusted to reflect this provision;

provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:

(a) Promptly after becoming available and in any event within 120 days after close of each fiscal year of the Borrower (i) the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flows of the Borrower and its consolidated subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;

(b) Promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flows of the Borrower and its consolidated subsidiaries for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer of the Borrower to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustments; and

(c) Within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower (or 120 days, in the case of the last fiscal quarter of a fiscal year), a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit D (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.06.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Event of Default; and

(b) any other development that results in, or could, to the best of Borrower’s knowledge, reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

Section 5.04 Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of any promissory note created and issued pursuant to Section 2.09(e) and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments necessary to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for all indebtedness, obligations and liabilities of the Borrower to the Agent and/or the Lenders under any of the Loan Documents, or to correct any unintended omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary in connection therewith.

Section 5.05 Maintenance of Properties; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could, to the best of Borrower’s knowledge, not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Borrower shall (a) notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified and (b) following any such notice, promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any Beneficial Ownership Certification as may be required by the Beneficial Ownership Regulation or any other information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 5.08 Use of Proceeds and Letters of Credit.

(a) The proceeds of the Loans will be used only to (i) pay the fees, expenses and other transaction costs of the Transactions contemplated hereby, (ii) fund acquisitions permitted hereunder and engage in other transactions permitted hereby, (iii) in connection with the issuances of Letters of Credit as set forth herein, and (iv) for other general corporate, partnership and limited liability company purposes. The Borrower and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or any of its Subsidiaries), shall not, use the proceeds of any Loan to fund any activities or business of or with any Designated Person, or in any country or territory that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations (on the Effective Date, Crimea (Ukraine-related), Cuba, Iran, North Korea, Syria and Venezuela) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Borrower or its Subsidiaries or in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Affiliates relating to their respective lines of business.

Section 5.09 Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that any failure of the following does not, to the best of Borrower’s knowledge, have a Material Adverse Effect: (a) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (b) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (c) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (d) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

Section 5.10 ERISA Information. The Borrower will furnish to the Administrative Agent:

(a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur Withdrawal Liability in excess of $5,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and

(b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.

Section 5.11 Taxes. Pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if, to the best of Borrower’s knowledge, no Material Adverse Effect shall be occasioned by all such failures in the aggregate.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred under this Agreement;

(b) intercompany Indebtedness;

(c) other Indebtedness in an aggregate principal amount not exceeding $500,000,000 at any time outstanding;

(d) existing indebtedness shown on Schedule 6.01 attached hereto; and

(e) Indebtedness in favor of the direct or indirect equity owners of Borrower in connection with advances or loans made by such Persons to the Borrower; provided that such Indebtedness shall not exceed amounts paid by Affiliates of the Parent to the Parent in connection with the payment or proposed payment of certain insurance premiums by the Parent on behalf of such Affiliates;

provided, however, that no Borrower or Subsidiary shall create, incur or assume any Indebtedness pursuant to any provision of this Section 6.01 if an Event of Default shall have occurred and be continuing or would result from such creation, incurrence or assumption.

Section 6.02 Liens.

(a) The Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien and Liens to secure Indebtedness permitted under Section 6.01(c), on any Principal Property or upon any Equity Interest of any Subsidiary owning or leasing any Principal Property, now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower, the Partnership or any other Person (other than the Indebtedness under this Agreement), without in any such case making effective provision whereby any and all Indebtedness under this Agreement then outstanding will be secured by a Lien equally and ratably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien on any of the Collateral other than (i) to secure (x) the Obligations incurred under this Agreement, and (y) obligations under any Swap Agreements by and between the Borrower or one of its Subsidiaries and any Person that is a Lender at the time of the execution of such agreement or arrangement or any Affiliate of such Person; and (ii) those described in Section 3.14.

Section 6.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (a) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity and (b) Borrower may sell or otherwise dispose of all or any portion of the Equity Interests of any of its Subsidiaries except to the extent such Equity Interests constitute collateral securing the Obligations.

Section 6.04 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom and no Default of the nature described in Article VII(a), (b), or (h) through (k) has occurred and is continuing or would result therefrom, the Borrower may declare and make, and agree to pay and make, Restricted Payments.

Section 6.05 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries, the General Partner, the Partnership or EPO to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto or restrictions or conditions existing on the date hereof and identified on Schedule 6.05 (or any other restriction or condition substantially the same as those listed on Schedule 6.05), which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower, the General Partner, the Partnership, EPO or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower, the General Partner, the Partnership, EPO or any Subsidiary, in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6.05, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any subsidiary of the General Partner, the Partnership or EPO at the time such subsidiary was merged or consolidated with or into, or acquired by, the General Partner, the Partnership or EPO or a subsidiary of any of them or became a subsidiary of the General Partner, the Partnership or EPO and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors, or equivalent, of the Borrower, the relevant Subsidiary, the General Partner, the Partnership or EPO, (v) constituting customary provisions restricting subletting or assignment of any leases of the General Partner, the Partnership, EPO or any subsidiary of any of them or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a subsidiary of the General Partner, the Partnership or EPO under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interest of or assets of such subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a subsidiary of the General Partner, the Partnership or EPO and the General Partner, the Partnership or EPO or another subsidiary of any of them, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, or (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property.

Section 6.06 Financial Condition Covenant. The Borrower shall not permit its Leverage Ratio in each case for the four full quarters most recently ended to exceed 4.0 to 1.00; provided, except as set forth below, following a Specified Acquisition that occurs during such period, such ratio shall not exceed 4.5 to 1.00 as of the last day of (a) the fiscal quarter in which such Specified Acquisition occurred (any quarter during which a Specified Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”), and (b) the fiscal quarter following the Acquisition Quarter.

As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $50,000,000; provided, in the event the Leverage Ratio exceeds the required Leverage Ratio at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, that Borrower shall be entitled to elect only one Specified Acquisition during each four quarter period ending September 30. Additionally, for purposes of this Section 6.06, if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with this Agreement or any amendment or modification hereof or thereof or waiver hereunder, or in any Security Instrument, report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.20(a)(ii)(A), Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and to the extent of any applicable grace period only, such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;

(g) the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary shall default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in subsection (f) of this Article VII) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, or any Person referenced below shall otherwise become subject to a proceeding or petition seeking (i) liquidation, reorganization or other relief in respect of the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary shall (i) voluntarily commence any proceeding, file any petition, or otherwise subject itself to any proceeding, seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, the General Partner, the Partnership, EPO or any Material Subsidiary shall become unable, admits in writing its inability or fails generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $100,000,000 shall be rendered against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods;

(m) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected first priority Lien on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing;

(n) a Change in Control shall occur;

(o) this Agreement or any other Loan Document ceases to be valid and binding on the Borrower or any of its Subsidiaries party thereto in any material respect or is declared, by a court of competent jurisdiction, null and void in any material respect, or the validity or enforceability thereof is contested by Borrower or any Subsidiary or Borrower or any Subsidiary denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party or there shall occur a “Default” or “Event of Default” as defined in any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Section 8.01 The Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it was not the Administrative Agent, and such entity and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it was not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Article VII) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

In addition to the foregoing, subject to the appointment and acceptance of one or more successor Issuing Banks as provided in this paragraph, the Issuing Bank may resign at any time by notifying the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), to appoint one or more successors. If no successors shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Issuing Bank gives notice of its resignation, then the retiring Issuing Bank may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders, appoint one or more successor Issuing Banks which each shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as an Issuing Bank hereunder by a successor, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, (ii) the resigning Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and

(iii) such successor Issuing Bank(s) shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit. The fees payable by the Borrower to each successor Issuing Bank shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Joint Lead Arrangers, Joint Bookrunners, the Documentation Agents or the Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Joint Lead Arrangers, Joint Bookrunners, the Documentation Agents or the Syndication Agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to each of the Joint Lead Arrangers, Joint Bookrunners, the Documentation Agents and the Syndication Agents as it makes with respect to the Administrative Agent in the immediately preceding paragraph of this Article VIII.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.

Section 8.02 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.02 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(i) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.02(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.02(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.02(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the Payment Recipient), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the

Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party (as defined in the Security Instruments), to the rights and interests of such Lender, Issuing Bank or Secured Party (as defined in the Security Instruments), as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower; provided that this Section 8.02 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(i) if to the Borrower, to it at 1100 Louisiana Building, 10th Floor, Houston, Texas 77002, Attention of Treasurer (for delivery) (Telecopy No. 713/381-8200);

(ii) if to the Administrative Agent, to it at Citibank, N.A., 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department (Telecopy No. (646) 274-5080), with a copy to email: GLAgentOfficeOps@citi.com; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address, telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any

Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04(a), 4.01(k) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each of the Issuing Bank and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Issuing Bank or Lender, as the case may be, for purposes of the Loan Documents. Each of the Issuing Bank and the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (i) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give or receive any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender or increase the total Commitments without the consent of all Lenders (except as set forth in Section 2.19 of this Agreement), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) release any party from its obligations under the Security Instruments or release all or substantially all of the Collateral except as otherwise provided herein or in the Security Instruments, without the prior written consent of all Lenders, (v) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, or any other section of this Agreement that requires pro rata treatment of the Lenders, without the written consent of each Lender, (vi) change any provisions of Section 2.20 or the definition of “Defaulting Lender”, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be; provided further (x) the Administrative Agent and the Borrower shall be permitted to amend any provision hereof (and such amendment shall become effective without any further action or consent of any other party hereto) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (y) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.13(c) (subject to any requirement of Administrative Agent to consult with Borrower that is expressly provided therein) in accordance with the terms thereof. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting

Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Holland & Knight LLP as counsel for the Administrative Agent, in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the negotiation, preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a third party or by the Borrower, the Parent or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes solely among or between two or more of the Administrative Agent, the Lenders, the Issuing Bank and/or their respective Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, or except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall result in each of the assignor and the assignee retaining a Commitment, of not less than $10,000,000 and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a Foreign Lender shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such Foreign Lender for which the Borrower would be or become responsible under Section 2.16; and provided that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall, with respect to the interest assigned, be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

No assignment will be made to any Defaulting Lender, or any Affiliate thereof, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York (the address of which shall be made available to any party to this Agreement upon request) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, without the consent of the Borrower, or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender and has zero withholding at the time of participation.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to (i) a Federal Reserve Bank or any other central banking authority with jurisdiction over such Lender; or (ii) any holder of, trustee for, or any other representative of holders of obligations and/or securities issued by, a Fund, as security for such obligations or securities, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and EPD, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to accelerate under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank, the Syndication Agent, the Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its advisors) to any swap, derivative or other transaction relating to the Borrower and its obligations under this Agreement, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Syndication Agent, the Documentation Agents, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or its Related Parties. Notwithstanding anything herein to the contrary, Information shall not include, and the Administrative Agent, the Issuing Bank, the Syndication Agent, the Documentation Agents and each Lender may disclose without limitation of any kind, any Information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Person relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains Information concerning the tax treatment or tax structure of the Transactions as well as other Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and Transactions contemplated hereby. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein or in any other Loan Document to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Separateness. The Lenders acknowledge and affirm (a) their reliance on the separateness of the Borrower, the General Partner and the Partnership and its subsidiaries from each other and from other Persons, (b) that the lenders and noteholders under credit agreements with the Borrower, EPO, the General Partner and the Partnership and its subsidiaries have likely advanced funds thereunder in reliance upon the separateness of the Borrower, EPO, the General Partner and the Partnership and its subsidiaries from each other and from other Persons, (c) that each of the Borrower, EPO, the General Partner and the Partnership and its subsidiaries have assets and liabilities that are separate from those of each other and from those of other Persons, (d) that the Loans and other obligations owing under the Loan Documents have not been guaranteed by the Partnership, any of the Partnership’s subsidiaries or any other Person, and (e) that, except as other Persons may expressly assume or guarantee any of the Loan Documents or obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets, and any property pledged as collateral with respect to the Loan Documents, for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any obligations owing to the Lenders under the Loan Documents and that none of the General Partner, the Partnership or EPO or any of their respective subsidiaries is personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.

Section 9.15 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document executed or delivered in connection herewith), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by Administrative Agent, arrangers and Lenders are arm’s-length commercial transactions between Borrower and its

Affiliates, on the one hand, and Administrative Agent, arrangers and Lenders, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents executed or delivered in connection herewith; (b) (i) Administrative Agent, each Lender and each arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither Administrative Agent nor any arranger or Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents executed or delivered in connection herewith; and (c) Administrative Agent, arranges and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, any arranger or any Lender has any obligation to disclose any of such interests to Borrower or its Affiliates. To the full extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Amendment and Restatement. In connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto, Borrower, Administrative Agent and the Lenders shall as of the Effective Date make adjustments to the outstanding principal amount of the “Revolving Credit Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Effective Date or any accrued commitment fees under the Existing Credit Agreement prior to the Effective Date), including the borrowing of additional Revolving Credit Loans hereunder and the repayment of “Revolving Credit Loans” under the Existing Credit Agreement (as such term is defined therein) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Credit Loans by each Lender in proportion to, and in any event not in excess of, the amount of its relevant Commitment as of the Effective Date, but in no event shall such adjustment of any Eurodollar Loans entitle any Lender to any reimbursement under Section 2.15 hereof or Section 2.15 of the Existing Credit Agreement; provided that the foregoing is not intended to relieve Borrower for paying any such costs to lenders under the Existing Credit Agreement to the extent such lenders are not Lenders under this Agreement, and each Lender shall be deemed to have made an assignment of its outstanding Loans and commitments under the Existing Credit Agreement and assumed outstanding Loans and commitments of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing. The parties hereto acknowledge and agree that (a) this Agreement, any promissory notes delivered pursuant this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement and the Obligations hereunder are in renewal and extension of the obligations and indebtedness under the Existing Credit Agreement. Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of the

Administrative Agent, any Issuing Bank or any Lender, in each case, arising out of the representations and warranties of the Borrower contained in or delivered in connection with the Existing Credit Agreement shall survive the execution, delivery and effectiveness of this Agreement to the extent provided in the Existing Credit Agreement prior to the termination thereof. All indemnification obligations of the Borrower arising under the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive to the extent provided in the Existing Credit Agreement prior to the termination thereof. In addition, as of the Effective Date, each Letter of Credit outstanding under the Existing Credit Agreement shall be deemed to have been issued under this Agreement.

Section 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.20 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any loan document or any documents related hereto or thereto).

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EPCO HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Christian M. Nelly
Christian M. “Chris” Nelly
Executive Vice President-Finance and Treasurer

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent, a Lender and as Issuing Bank

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon Kast
Name: Brandon Kast
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Umar Hassan
Name: Umar Hassan
Title: Authorized Officer

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

MIZUHO BANK, LTD.

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

MUFG BANK, LTD.

By:	/s/ Anastasiya Bykov
Name: Anastasiya Bykov
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

TRUIST BANK

By:	/s/ Samantha Sanford
Name: Samantha Sanford
Title: Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Michael Sharp
Name: Michael Sharp
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jeffrey Cobb
Name: Jeffrey Cobb
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

By:	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Maria Macchiaroli
Name: Maria Macchiaroli
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Alia Qaddumi
Name: Alia Qaddumi
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Michael D. Willis
Name: Michael D. Willis
Title: Managing Director

By:	/s/ Ting Lee
Name: Ting Lee
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Jennifer L. Shafer
Name: Jennifer L. Shafer
Title: Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

SOCIETE GENERALE

By:	/s/ Shelley Yu
Name: Shelley Yu
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By:	/s/ Cara Younger
Name: Cara Younger
Title: Executive Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

BANK OF MONTREAL

By:	/s/ David Warkentin
Name: David Warkentin
Title: Managing Director

By:	/s/ Gennaro Costa
Name: Gennaro Costa
Title: Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Douglas Darman
Name: Douglas Darman
Title: Director

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shawn O’Hara
Name: Shawn O’Hara
Title: Senior Vice President

[Signature Page to EPCO Holdings, Inc. Third Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as amended and in effect on the date hereof, the “Credit Agreement”), among EPCO HOLDINGS, INC., the LENDERS party thereto, and CITIBANK, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit A - Page 1

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:

The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

Exhibit A - Page 2

EPCO Holdings, Inc.

By:
Name:
Title:

Citibank, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit A - Page 3

EXHIBIT B

FORM OF BORROWING REQUEST

Citibank, N.A.

1615 Brett Road, Building #2

New Castle, Delaware 19720

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

This Borrowing Request is delivered to you by EPCO Holdings, Inc. (the “Borrower”), a Delaware corporation, under Section 2.03 of the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent.

1. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $______________ (the “Loan” or the “Loans).1

2. The Borrower hereby requests that the Loan or Loans be made on ___________, 20___.

3. The Borrower hereby requests that the Loan or Loans bear interest at the following interest rate, plus the Applicable Rate, as set forth below:

Type of Loan	Principal Component of Loan	Interest Rate	Interest Period (if applicable)	Last day of Interest Period (if applicable)

4. The Borrower hereby requests that the funds from the Loan or Loans be disbursed to the following bank account: ______________________________.

5. After giving effect to the requested Loan, the sum of the Credit Exposures does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

6. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.

[1]	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

Exhibit B - Page 1

7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request this _____ day of _______________, ______.

EPCO HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit B - Page 2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

Citibank, N.A.,

as Administrative Agent

1615 Brett Road, Building #2

New Castle, Delaware 19720

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as further restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among EPCO Holdings, Inc., a Delaware corporation (the “Company”), the Lenders party thereto (the “Lenders”), Citibank., as Administrative Agent.

1. This Interest Election Request is submitted for the purpose of:

(a) [Converting] [Continuing] a ________ Loan [into] [as] a _______ Loan.1

(b) The aggregate outstanding principal balance of such Loan is $_________.

(c) The last day of the current Interest Period for such Loan is ___________.2

(d) The principal amount of such Loan to be [converted] [continued] is $_______.3

(e) The requested effective date of the [conversion] [continuation] of such Loan is _________________.4

(f) The requested Interest Period applicable to the [converted] [continued] Loan is __________________.5

2. With respect to a Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Borrowing requested herein.

[1]	Delete the bracketed language and insert “ABR” or “Eurodollar”, as applicable, in each blank.
[2]	Insert applicable date for any Eurodollar Loan being converted or continued.
[3]	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.
[4]	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.
[5]	Complete with an Interest Period in compliance with the Credit Agreement.

Exhibit C - Page 1

3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this _____ day of _____________________, 20_.

EPCO HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C - Page 2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

EPCO HOLDINGS, INC.

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the _______________________ of EPCO HOLDINGS, INC., a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);

(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the reasonable details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]

(b) Attached hereto are the reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 6.06 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending ________________.

EXECUTED AND DELIVERED this ____ day of _________________, 20__.

EPCO HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit D - Page 1

EXHIBIT E

FORM OF

REVOLVING CREDIT LOAN NOTE

$_____________	____________, 2021

EPCO HOLDINGS, INC., a Delaware corporation (the “Borrower”), for value received, promises and agrees to pay to ______________________________ (the “Lender”), or to its order, at the payment office of CITIBANK, N.A., as Administrative Agent, at 1615 Brett Road, Building #2, New Castle, Delaware 19720, the principal sum of ______________________ AND NO/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Credit Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Revolving Credit Loans owed to the Lender under that certain Third Amended and Restated Credit Agreement dated as of September 7, 2021, by and among the Borrower, the Lenders party thereto, and Citibank, N.A., as Administrative Agent (such Amended and Restated Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Credit Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Credit Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Credit Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Revolving Credit Loans.

This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.

Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall

Exhibit E - Page 1

not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of the Revolving Credit Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

EPCO HOLDINGS, INC. , a Delaware corporation

By:
Name:
Title:

Exhibit E - Page 2

SCHEDULE A

TO

REVOLVING CREDIT LOAN NOTE

This note evidences the Revolving Credit Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Credit Loan, subject to the payments of principal set forth below:

SCHEDULE

OF

REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Interest Period	Rate	Principal Amount of Revolving Credit Loan	Amount of Interest Paid or Prepaid	Interest Paid	Balance of Revolving Credit Loans	Notation Made by

Exhibit E - Page 3

EXHIBIT F

LIST OF SECURITY INSTRUMENTS

1. Third Amended and Restated Pledge and Security Agreement by EPCO Holdings, Inc. of 48,000,000 uncertificated Common Units.

Exhibit F - Page 1

EXHIBIT G

FORM OF COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of [________________] (this “Agreement”) is among (i) EPCO Holdings, Inc. (the “Borrower”), (ii) Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”, capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto, the Administrative Agent, and (iii) _______________________ (the “Increasing Lender”).

Preliminary Statements

(A) Pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.

(B) The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.20 by increasing the Commitments of the Increasing Lender from $________ to $__________, and the Administrative Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Increase of Commitments. Pursuant to Section 2.20 of the Credit Agreement, the Commitments of the Increasing Lender is hereby increased from $________________ to _________________.

SECTION 2. Consent. The Administrative Agent hereby consents to the increase in the Commitments of the Increasing Bank effectuated hereby.

SECTION 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

Exhibit G - Page 1

SECTION 6. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)

The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporation action and do not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b)	No authorization, consent or approval of any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c)

This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No Default or Event of Default has occurred and is continuing.

SECTION 7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.

SECTION 8. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.

Exhibit G - Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

EPCO HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

INCREASING LENDER:

[NAME OF INCREASING LENDER]

By:
Name:
Title:

Exhibit G - Page 3

EXHIBIT H

FORM OF NEW LENDER AGREEMENT

This New Lender Agreement (this “Agreement”) dated as of [________________] is among EPCO Holdings, Inc. (the “Borrower”), Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement described below, and [_____________] (“New Lender”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.19 of the Third Amended and Restated Credit Agreement dated as of September 7, 2021 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and the Administrative Agent, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.19 by $[________]1, the Administrative Agent is willing to consent thereto, and the existing Lenders have failed to subscribe to all of such increased Commitments.

C. The New Lender desires to become a Lender under the Credit Agreement and extend Revolving Credit Loans to the Borrower in accordance with the terms thereof.

Accordingly, the parties hereto agree as follows:

SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Credit Loans to the Borrower [from time to time during the Availability Period] [upon the effectiveness of this Agreement] in an aggregate principal amount that will not result in the New Lender’s Credit Exposure exceeding its Commitment. The Commitments of the New Lender shall be $[________]2. 1

[1]	Must be at least $10,000,000
[2]	Must be at least $5,000,000.

Exhibit H - Page 1

SECTION 3. Consent. The Administrative Agent hereby consents to the participation of the New Lender in the increased Commitment.

SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the Borrower’s articles of incorporation or by-laws or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c) This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d) No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

SECTION 5. Effectiveness. This Agreement shall become effective upon the receipt by the Administrative Agent of the following:

(a) Counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;

(b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;

(c) If the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 2.16 of the Credit Agreement, duly completed and executed by the New Lender;

(d) If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Commitments and this Agreement in a form reasonably acceptable to the Administrative Agent; and

Exhibit H - Page 2

(e) If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.

SECTION 6. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to any choice of law provision that would require the application of the law of another jurisdiction.

SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.

[Signatures on following page]

Exhibit H - Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

EPCO HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

NEW LENDER:

[NAME OF NEW LENDER]

By:
Name:
Title:

Exhibit H - Page 4

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 7, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among EPCO Holdings, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit I-1 - Page 1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 7, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among EPCO Holdings, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W 8BEN E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit I-2 - Page 1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 7, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among EPCO Holdings, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W 8BEN E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W 8BEN E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit I-3 - Page 1

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 7, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”), among EPCO Holdings, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W 8BEN E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W 8BEN E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[__]

Exhibit I-4 - Page 1

SCHEDULE 2.01

COMMITMENTS

EPCO Holdings

Lender	Commitment	Applicable Percentage
Citibank, N.A.	$14,750,000	4.916666667%
Wells Fargo Bank, National Association	$14,750,000	4.916666667%
JPMorgan Chase Bank, N.A.	$14,750,000	4.916666667%
Mizuho Bank, Ltd.	$14,750,000	4.916666667%
MUFG Bank, Ltd.	$14,750,000	4.916666667%
Truist Bank	$14,750,000	4.916666667%
Barclays Bank PLC	$14,750,000	4.916666667%
Royal Bank of Canada	$14,750,000	4.916666667%
Sumitomo Mitsui Banking Corp.	$14,750,000	4.916666667%
The Bank of Nova Scotia, Houston Branch	$14,750,000	4.916666667%
The Toronto-Dominion Bank, New York Branch	$14,750,000	4.916666667%
Bank of America, N.A.	$14,750,000	4.916666667%
Credit Agricole Corporate and Investment Bank	$14,750,000	4.916666667%
PNC Bank, National Association	$14,750,000	4.916666667%
Société Générale	$14,750,000	4.916666667%
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$13,125,000	4.375000000%
Bank of Montreal	$13,125,000	4.375000000%
Credit Suisse AG, New York Branch	$13,125,000	4.375000000%
Deutsche Bank AG New York Branch	$13,125,000	4.375000000%
Morgan Stanley Bank, N.A.	$13,125,000	4.375000000%
U.S. Bank National Association	$13,125,000	4.375000000%

TOTAL	$300,000,000	100%

Schedule 2.01 - Page 1

SCHEDULE 3.05

DISCLOSED MATTERS

None.

Schedule 3.05 - Page 1

SCHEDULE 3.11

SUBSIDIARIES

I. Subsidiaries

Name of Subsidiary	Type of Entity	Jurisdiction of Formation	Effective Ownership by the Borrower or a Subsidiary and Other Ownership
EPD 2018 Unit IV L.P.	Limited Partnership	Delaware	Borrower – 99.999% limited partner interest Parent – 0.001% general partner interest

EPCO Unit II L.P.	Limited Partnership	Delaware	Borrower – 99.999% limited partner interest Parent – 0.001% general partner interest

II. Ownership of the General Partner and the Partnership

Ownership
Enterprise Products Holdings LLC	Dan Duncan LLC – 100%

Enterprise Products Partners L.P.	Enterprise Products Company – 3.425%

EPCO Holdings, Inc. – 27.354%

EPD 2018 Unit IV L.P. – 0.293%

EPCO Unit II L.P. – 0.073%

Duncan family trusts/affiliates – 1.021%

Public unit holders	Public unit holders – 67.833%

Schedule 3.11 - Page 1

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None.

Schedule 6.01 - Page 1

SCHEDULE 6.02

PERMITTED LIENS

None.

Schedule 6.02 - Page 1

SCHEDULE 6.05

RESTRICTIVE AGREEMENTS

Section 6.05 of (a) the Revolving Credit Agreement dated as of September 7, 2021 among Enterprise Products Operating LLC (“EPO”), the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, and (b) the 364-Day Revolving Credit Agreement dated as of September 7, 2021 among EPO, the lenders party thereto, and CitiBank, N.A., as administrative agent, provides (capitalized terms not defined in this Schedule 6.05 shall have the meanings assigned to such terms in EPO’s Revolving Credit Agreement or 364-Day Revolving Credit Agreement, as applicable):

The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower and the Subsidiaries may make Restricted Payments necessary to fund the Program, (ii) the Borrower may make Restricted Payments from Available Cash (as defined in the Company Agreement) from Operating Surplus (as defined in the Company Agreement) cumulative from January 1, 1999 through the date of such Restricted Payment, (iii) any Subsidiary may buy back any of its own Equity Interests, and (iv) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in EPD, the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by EPD, the Borrower or such Subsidiary in the ordinary course of business; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary (which is not a Project Finance Subsidiary) or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, ratable dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary.

Schedule 6.05 - Page 1